MDU Resources Provides Five-Year Capital Plan Forecast

BISMARCK, N.D. — Nov. 21, 2017 — MDU Resources Group, Inc. (NYSE: MDU) today announced its capital expenditure forecast for 2018 through 2022.

“Our capital forecast reflects our resolve to grow our company,” said David L. Goodin, president and CEO of MDU Resources. “This five-year plan reflects line-of-sight opportunities at all of our businesses, including substantial growth at our regulated operations and higher capital expenditures at our construction businesses. Targeted acquisitions would be incremental to our 2018 through 2022 capital program, and we will provide updates as these and other growth opportunities outside our plan are identified.”

Capital Expenditures
	Forecast				Actual + 2017 Forecast	Forecast
	2017	2018	2019	2020	2013 – 2017	2018 – 2022
	(in millions)
Construction materials and services
Construction materials and contracting	$46	$79	$78	$76	$205	$382
Construction services	15	17	16	16	155	84
	61	96	94	92	360	466
Regulated energy delivery
Electric	103	229	107	98	901	617
Natural gas distribution	144	203	211	172	623	891
Pipeline and midstream	31	97	100	109	186	349
	278	529	418	379	1,710	1,857
Total*	$339	$625	$512	$471	$2,070	$2,323
* Excludes “Other” category as well as assumed net proceeds from the sale or disposition of property.

The company expects its electric and natural gas utility to grow its rate base by approximately 5 percent annually over the next five years on a compound basis. MDU Resources’ utility operations are spread across eight states where customer growth is expected to be higher than the national average. This customer growth, along with system upgrades and replacements needed to supply safe and reliable service, will require investments in new electric generation and transmission, as well as natural gas distribution where increased capital includes the continued investment in system safety. Also included in the utility’s five-year capital investment program is an approximate 160-mile, 345-kilovolt transmission line from Ellendale, North Dakota, to Big Stone City, South Dakota, which is currently under construction and is expected to be completed in 2019. Also included in the investment program is the proposed purchase of the Thunder Spirit Wind farm expansion. The expansion of the Thunder Spirit Wind farm will boost the combined production at the wind farm to approximately 150 megawatts of renewable energy, and will increase the company’s generation portfolio from approximately 22 percent renewables to 27 percent. The expansion project received advance determination of prudence from the North Dakota Public Service Commission in November.

The capital investment program at the pipeline and midstream business includes the previously announced Valley Expansion project, a 38-mile pipeline that will deliver natural gas supply to eastern North Dakota and far western Minnesota. This program also includes an expansion of Line Section 27 in the Bakken producing area in northwestern North Dakota, an expansion of approximately 13 miles of new pipeline and associated facilities. As designed, the project will bring total capacity to more than 600 million cubic feet per day. This business is focused on growth and improving existing operations through organic projects and acquisitions in all areas in which it operates.

At the company’s construction materials and services businesses, the capital expenditures forecast is focused primarily on normal equipment and plant replacements and upgrades. The company expects public sector workload growth as new state and local infrastructure spending initiatives are introduced. Spending initiatives such as California's $52.4 billion Road Repair and Accountability Act of 2017 and Oregon's $5.3 billion transportation package are expected to drive demand in both the near and far term in those states. In addition to organic growth, the construction businesses are focused on growth through mergers and acquisitions, which would be funded through capital incremental to our five-year forecast.

The company expects to fund this capital investment program primarily through operating cash flows and modest issuances of debt securities. Acquisition financing will be determined based on size and timing of opportunities. “Our ability to create significant operating cash flows and our strong balance sheet provide an excellent platform for growth,” Goodin said.

“Strategically, we are well-positioned to grow through organic opportunities at our regulated energy delivery businesses through previously announced projects as well as those outlined in our recently filed integrated resource plans, and our construction businesses continue to see momentum across their areas of business,” Goodin said. “We are focused on the potential for merger and acquisition opportunities in all of our businesses. We expect, with a lower overall business-risk profile, to grow and generate solid, long-term value for MDU Resources’ shareholders.”

Forward-Looking Statements
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this release, including capital expenditure forecasts and statements by the president and CEO of MDU Resources, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A - Risk Factors in MDU Resources’ most recent Form 10-K.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755
Media: Laura Lueder, manager of communications and public relations, 701-530-1095

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